EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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
                                                     THREE MONTHS ENDED         SIX MONTHS ENDED
                                                          JUNE 30,                  JUNE 30,
                                                       1999        1998          1999        1998
                                                     --------    --------      --------    --------
Basic income per common share:
    Net Income                                       $  673,396   $  668,800   $1,314,347   $1,283,981

Weighted average common shares outstanding            2,798,477    3,011,416    2,888,894    2,997,717

Basic income per common share
                                                     $     0.24   $     0.22   $     0.45   $     0.43
Dilutive income per common share:
  Net Income                                         $  673,396   $  668,800   $1,314,347   $1,283,981

  Weighted average common shares outstanding          2,798,477    3,011,416    2,888,894    2,997,717
  Dilutive effect of stock options                      154,889      195,285      157,805      203,421
                                                     -------------------------------------------------
  Total shares                                        2,953,366    3,206,701    3,046,699    3,201,138

Dilutive income per common share                     $     0.23   $     0.21   $     0.43   $     0.40

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